Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Armco Metals, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of China Armco Metals, Inc. (the “Company”) of our report dated March 12, 2009 with respect to the consolidated balance sheets of China Armco Metals, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended included in the Company’s Annual Report on Form 10-K , and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 30, 2009